Exhibit 1.1

An English Translation of the Bylaws of Industrias Bachoco S.A.B. de C.V. dated June 29, 2007

INDUSTRIAS BACHOCO, S.A.B. DE C.V.

CORPORATE BYLAWS

CHAPTER I

NAME, PURPOSE, DURATION, DOMICILE AND NATIONALITY

ARTICLE ONE. The name of the Company is “INDUSTRIAS BACHOCO”, and will be followed by the words “SOCIEDAD ANÓNIMA BURSÁTIL DE CAPITAL VARIABLE” or the abbreviation thereof “S.A.B. DE C.V.”.

ARTICLE TWO. The purpose of the Company will be to:

I. Promote, create, organize, utilize, acquire and hold ownership interests in the capital or assets of all kinds of national or foreign business or civil entities, associations or companies, whether such are industrial or commercial entities, service providers or entities of any other kind, as well as to participate in the management or liquidation thereof.

II. Acquire, under any legal title stock, interests, shares or ownership units of all kinds of business or civil entities, whether upon their incorporation or through subsequent acquisition, as well as transfer, dispose of and negotiate such stock, interests and ownership units, including any other type of securities; likewise, in accordance with the general provisions issued by the National Banking and Securities Commission and provided the shares of the Company are registered in the National Securities Registry, it may acquire shares representing the capital stock of the Company itself, subject to the provisions of these bylaws.

III. Receive from other companies and persons, as well as render or provide to other companies and persons, any services that may be necessary to achieve its objectives or corporate purpose, such as the following services, among others: legal, administrative, financial, treasury, auditing, marketing, preparation of balances and budgets, preparation of programs and manuals, operation results analyses, evaluation of information on productivity and of possible financing, preparation of research on the availability of capital, technical assistance, consulting and advising services.

IV. Under any legal title, obtain, acquire, develop, market, improve, utilize, grant and receive licenses on or dispose of all kinds of patents, trademarks, certificates of invention, trade names, utility models, industrial designs, industrial secrets and any other intellectual property rights, as well as copyrights, options thereover and preferential rights, both in Mexico and abroad.

V. Obtain all kinds of loans or credits, issue debentures, bonds, commercial paper, stock certificates and any other negotiable instrument or equivalent instrument, with or without granting specific real property security through pledges, mortgages, trusts or under any other legal title; as well as granting any kind of financing or loans to civil or business entities, companies and institutions that have business relationships with the Company or in which the Company holds ownership interests, whether or not it receives specific real or personal property securities.

VI. Grant and receive all kinds of real and personal property securities and guarantees by endorsement of obligations or negotiable instruments of companies, associations and institutions in which the Company holds ownership interests or has any kind of participation, or with which the Company has business relationships, acting as guarantor and/or joint obligor and/or surety of such entities, or of any third party.

VII. Sign, issue, draw and guarantee all kinds of negotiable instruments, as well as accept and endorse them.

VIII. Carry out, supervise or contract, on its own account or through third parties, all kinds of constructions, edifications, real estate complexes, private developments, buildings or facilities for offices or establishments.

IX. Carry out on its own account or through third parties training and development programs, as well as research work.

X. Grant or take under lease or gratuitous bailment agreements; acquire, possess, barter or exchange, transfer, sell, dispose of or encumber the title to or possession of all kinds of real and personal property, as well as other real and personal rights pertaining thereto, that may be necessary or convenient for its corporate purpose or for the operations or purposes of the business or civil entities, associations or institutions in which the Company holds any ownership interests or participation of any kind.

XI. Act as agent, mediator, representative, distributor or intermediary of any person or company.

XII. Produce, transform, adapt, import, export, purchase and sell, under any title, machinery, parts, materials, raw materials, industrial products, goods and merchandise of any kind

XIII. In general, execute and carry out all the actions, agreements or contracts and related, supplementary, ancillary or incidental operations that may be necessary or convenient to achieve the abovementioned purposes.

ARTICLE THREE. The duration of the Company is indefinite.

ARTICLE FOUR. The corporate domicile of the Company is Mexico City, Federal District. The Company may establish branches, agencies or offices in other places in the Mexican Republic or abroad, as well as voluntarily submit under any contract, agreement, act or covenant to the application of foreign laws or of the laws of any state of the Mexican Republic and to the respective jurisdictions of any courts, or to contractual domiciles in Mexico or abroad for the purpose of receiving all kinds of notices, service of process or judicial or non-judicial summons, appointing general or special representatives abroad for such purposes or for any other purpose, without any such actions implying a change of the corporate domicile.

ARTICLE FIVE. The nationality of the Company is Mexican. The current and future foreign shareholders or owners of the Company formally agree with the Foreign Affairs Ministry of the United Mexican States to consider themselves as Mexican nationals with respect to the stock of the Company they may acquire or hold, as well as with respect to the assets, rights, concessions, participations or interests which the Company may own or of the rights and obligations arising under the agreements that the Company executes with Mexican authorities. Consequently, the current or future foreign shareholders agree not to invoke the protection of their governments, under penalty of otherwise forfeiting in favor of the Mexican Nation the shares or ownership interests they may have acquired.

CHAPTER II

CAPITAL STOCK AND SHARES

ARTICLE SIX. The capital stock is variable. The minimum fixed capital stock, without right of withdrawal is $150'000,000.00 Pesos National Currency (one hundred and fifty million pesos 00/100 national currency), represented by 600’000,000 (six hundred million) Class I nominative shares, without par value expression.

Class II nominative shares, without par value expression, will represent the variable portion of the capital, without right of withdrawal.

The shares representative of the capital stock, within each Class, may be divided into the following Series, in the terms established by the Shareholders Meeting that resolves the relevant issuing:

I. Series “B”, which will be integrated by common or ordinary stock, with full voting rights, that may correspond both to Class I and Class II and that will represent at all times, 100% (one hundred percent) of the total common or ordinary stock with full voting rights and at least 75% (seventy five percent) of the total shares into which the capital stock is divided. At all times, at least 51% (fifty one percent) of such common or ordinary stock must be subscribed by individuals or entities that are considered Mexican investors pursuant to the Foreign Investment Law and, in any case, no more than 49% (forty nine percent) of such ordinary stock may be subscribed or acquired freely and indistinctively by Mexican or foreign investors;

II. Series “L”, which will be integrated by restricted voting shares and other limited corporate rights, in the terms of these bylaws; such shares will not represent at any time more than 25% (twenty five percent) of the total shares into which the capital stock is divided, unless when dealing with restricted voting shares that may be converted into ordinary shares issued with the authorization of the National Securities and Banking Commission, in terms of article 54 of the Securities Market Law; such shares will be free subscription shares and consequently, may be acquired by Mexican and foreign investors.

The Shareholders’ Meeting that determines the issuing of restricted voting shares that may be converted into ordinary shares or the Meeting that modifies the characteristics of the outstanding stock, may establish the taking, periods, terms and conditions to make any conversion, as well as, if applicable, the characteristics for the identification thereof.

Series “L” shares, having limited voting and corporate rights will be considered neutral investment, which, with the prior authorization of the Ministry of the Economy, will not be computed for the purpose of determining the amount and proportion of the ownership of the capital stock by foreign investors, in terms of the provisions of articles 18 and 20 of the Foreign Investment Law.

The Company may issue unsubscribed shares of any series that integrate the capital stock. If such shares represent the variable capital, they will be kept in the Company Treasury and will be delivered when subscribed. Likewise, the Company may issue unsubscribed shares in the terms and conditions provided under article 53 de la Securities Market Law.

ARTICLE SEVEN. All shares, within their respective Series and Class, will confer equal rights and obligations to its holders. Within each Series and Class, each share will grant to its holder the same patrimonial or financial rights, for which all shares will have equal participation, without any distinction, in any dividend, amortization or distribution of any kind, in terms of these bylaws. With regard to the voting rights of the shares issued by the Company, the following will be observed:

I. Each common and ordinary Series “B” share with full voting rights will confer the right to one vote at Shareholders’ Meetings.

II. Series “L” shares will have restricted voting and limited corporate rights and each such Series “L” share will confer to its holder exclusively the following rights:

1.- To attend and vote with one vote per share, solely and exclusively at the Special Meetings of such Series “L” shares.

2.- To attend and vote with one vote per share, solely and exclusively, on pertinent matters, in the Extraordinary Shareholders’ Meetings held to address the following matters:
a.- Transformation of the Company;

b.- Merger with another company or companies if the Company is the merged entity;

c.- Cancellation of the registration of the Company’s shares in the National Securities Registry and in other national or foreign stock exchanges where such shares are registered, except for the quoting systems or other markets not organized as stock exchanges;

d.- Amendment to article Eleven of these bylaws, relative to the cancellation of the registration of the Company shares in the National Securities Registry; and

3.- To appoint, substitute and revoke members of the Board of Directors as follows:

a.- In terms of the provisions under Article 50 de la Securities Market Law, any minority of holders of Series “L” shares that represents at least 10% (ten percent) of the capital stock, represented by such series of shares, will have the right to appoint, substitute or revoke at least one principal member of the Board of Directors and the respective substitute of such member, who may only substitute the principal board member in question. This right must be exercised through written notice addressed to the President or Secretary of the Board of Directors, delivered at least 2 (two) business days prior to the date of the Ordinary Shareholders’ Meeting called to appoint, ratify or revoke appointments of the members of the Board of Directors. The designation of the members of the Board of Directors appointed by the shareholders referred in this paragraph may only be revoked when the appointment of all other members of the Board of Directors of the Company is also revoked.

b.- If the minority Board members indicated above are not appointed, by virtue of the fact that the Series “L” cannot represent more than 25% (twenty five percent) of the capital stock, the Series “L” shares, by a resolution adopted in a Special Meeting, will have the right to appoint, substitute or revoke two principal Board members and their respective substitutes. Such appointment, substitution or revocation will be made by the majority vote of the Series “L” shares, represented at the corresponding Special Meeting and such resolution will be notified to the Ordinary Shareholders’ Meeting, in the terms agreed by the relevant Special Meeting.

c.- If one or both of the minority Board members indicated above are not appointed, by virtue of the fact that the Series “L” cannot represent more than 25% (twenty five percent) of the capital stock, the Series “L” shares, by resolution adopted in a Special Meeting, excluding both from the quorum to validly hold the meeting and from the quorum to adopt resolutions the Series “L” shares that may have exercised their minority right set forth in paragraph a. above, will have the right to appoint, substitute or revoke one principal Board member and the substitute thereof; such appointment, substitution or revocation will be made by the majority vote of the Series “L” shares represented at the corresponding Special Meeting, and such resolution will be notified to the Ordinary Shareholders’ Meeting in the terms agreed by the relevant Special Meeting.

   4.- Provided they have been released, Series “L” shares will have the same patrimonial and financial rights of the common or ordinary stock, including without limitation, the sharing of profits or dividends, participation in any amortization with distributable profits or in any other distribution and the preferential right to proportionally subscribe any new shares that may be issued, payable in cash or in kind, for the purpose of maintaining their respective percentage participation in the capital stock.

ARTICLE EIGHT. The Company may acquire shares representative of its own capital stock through the stock exchange, at the current market price (except in case of public offerings or auctions authorized by the National Banking and Securities Commission), in terms of Article 56 of the Securities Market Law, without applying the prohibition set forth in the first paragraph of Article 134 of the General Law of Business Entities, provided that, in addition to other requirements determined by the Securities Market Law:

I. The purchase is made in any national stock exchange and is charged to the working capital, provided such stock is owned by the Company itself, or otherwise, to the capital stock in the event it is resolved to convert such shares into treasury shares, in which case a resolution of the Shareholders’ Meeting or the Board of Directors will not be necessary.

II. The General Ordinary Shareholders’ Meeting will expressly determine, for each fiscal year, the maximum amount of resources that may be used to purchase the Company’s own shares or the negotiable instruments that represent them, with the only limitation that the sum of the resources that may be used for such purpose, may never exceed the total balance of the net profits of the Company, including retained earnings. Likewise, for such purpose, the Board of Directors must appoint the person or persons responsible for the acquisition and placement of Company shares.

III. The Company’s shares, the negotiable instruments that represent them or the treasury shares, if any, may be placed among the investing public, without the corresponding capital increase requiring, in this last case, any resolution of any Shareholders’ Meeting or the agreement of the Board of Directors for such placement. The acquisition or purchase of Company shares and the subsequent placement thereof will be subject to the provisions of Article 56 of the Securities Market Law and must be carried out, informed and disclosed in the financial information in accordance with the form, terms and conditions established by the National Securities and Banking Commission through general provisions, and must be communicated to the relevant stock exchange and to the public, in terms of the applicable legal provisions. For the purposes of this section, the provisions of article 132 of the General Law of Business Entities will not be applicable.

IV. As long as the shares belong to the Company, such shares may not be represented in any Shareholders’ Meeting and the corporate or consecution rights such shares confer may not be exercised. In addition, such shares will not be considered outstanding shares for the purpose of determining the attendance or voting quorums at Shareholders’ Meetings.

V. In no event may shares representative of the capital stock be acquired in such a way that the number of limited voting, outstanding Series “L” shares exceed the maximum referred under section II of Article Six of these bylaws or the percentages authorized by the National Securities and Banking Commission, pursuant to article 54 of the Securities Market Law, in connection with shares that do not have voting rights, as well as with other limited corporate rights or of restricted voting shares, other than those provided under article 113 of the General Law of Business Entities.

In addition, with prior express authorization from the National Banking and Securities Commission, the Company may issue unsubscribed shares for public placement, provided such shares are kept in custody at an institution for the deposit of securities and the conditions provided for such purpose under article 53 of the Securities Market Law are met.

The preferential right referred under article 132 of the General Law of Business Entities must be expressly waived at the Extraordinary Shareholders’ Meeting that resolves the issuing of unsubscribed shares.

If the necessary quorum required under the bylaws exists, any resolution adopted will be valid and effective for all legal purposes, even for the shareholders that did not attend the Meeting, for which the Company will be able to place the shares among the public, without making the publication referred under the article mentioned in the preceding paragraph.

The notice of the General Extraordinary Meeting must expressly indicate that such Meeting will be held for the purposes set forth under article 53 of the Securities Market Law and mention especially that with respect to the shares to be issued in a public offering, the preferential subscription right provided under article 132 of the General Law of Business Entities will not apply.

In all cases, when the authorized capital represented by issued and unsubscribed shares is disclosed to the public, the amount of the subscribed and paid in capital must be announced.

The provisions of this article will also apply to the acquisitions or sales of derived financial instruments or warrants based on shares representative of the capital stock of the Company, that may be liquidated in kind, in which case the provisions of sections I and II of this article will not apply to such acquisitions or sales.

ARTICLE NINE. The Company must keep a Stock Registration Book in accordance with articles 128 and 129 of the General Law of Business Entities. Such book may be kept by the Secretary of the Board of Directors of the Company, by an institution for the deposit of securities, by a credit institution or by the person that the Board of Directors appoints to act on behalf of the company as registering agent.

The Stock Registry Book will remain closed during the periods between the third business day prior to the date of any Shareholders’ Meeting, until and including the date on which the Meeting is actually held. During such periods, no inscription whatsoever will be made in the Book.

Notwithstanding the above, the Board of Directors, when it deems convenient, may order the closing of such Book prior to such three-day term, provided this is specified in the notice of Meeting.

The Company will only consider as legitimate holders of shares the parties listed as shareholders in the Stock Registry Book, in terms of article 129 of the General Law of Business Entities and, if applicable, in terms of article 284 of the Securities Market Law.

As a measure to prevent third parties or the shareholders themselves, whether directly or indirectly, from acquiring shares that grant Control of the Company, in terms of article 130 of the General Law of Business Entities, it is hereby established that the transfer of the shares issued by the Company or of securities and/or instruments that are issued based on such shares or of any rights over such shares, may only be carried out with prior authorization from the Board of Directors, in the event that the number of shares or rights over the shares intended to be transferred, in one or successive acts, without any time limit, or of a group of related shareholders acting jointly, represent 10% (ten percent) or more of the voting shares issued by the Company. If the Board of Directors, in terms of this article, denies such authorization, it will appoint one or more purchasers of the shares, who must pay to the interested party the price registered in the stock exchange. If the shares are not registered in the National Securities Registry, the price to be paid will be determined in accordance with the article referred above. The Board must issue its resolution within three months as of the date on which it receives the relevant request for authorization and in any case, must consider: (i) the criteria that are in the best interests of the Company, its operations and the long-term vision of the activities of the Company and its Subsidiaries; (ii) that no shareholder of the Company is excluded, other than the person that intends to acquire control of the financial benefits that may result from the application of the terms of this clause; (iii) that the taking of the Control of the Company is not restricted in an absolute manner; (iv) that the provisions of the Securities Market Law, with respect to acquisition public offerings, are not contravened; and (v) that the exercise of the patrimonial rights of the acquirer is not rendered nugatory.

Each one of the persons that participates in any way in actions that violate the provisions of the preceding paragraph, will be obligated to pay a contractual penalty to the Company for an amount equal to the price of the total number of shares, securities or instruments representative of the capital stock of the Company they may directly or indirectly own or that were involved in the prohibited transaction, in the case of persons that participated in the operation but who are not holders of shares issued by the Company, In the event the transactions that may have given rise to the acquisition of more than 10% (ten percent) of shares, instruments or securities representative of the capital stock of the Company, were gratuitous, the contractual penalty will be equal to the market value of such shares, instruments or securities, if the authorization referred in the preceding paragraph was not granted.

As long as the Company maintains the shares it may have issued registered in the National Securities Registry, the abovementioned requirement, for operations made through the stock exchange, will also be subject to the rules set forth under the Securities Market Law or to those that the National Banking and Securities Commission may issue, in accordance with such law. In addition, the persons or group of acquirers that obtain or increase a significant ownership interest in the Company, without having previously promoted an offer, in accordance with the provisions of the general rules applicable to acquisitions of securities that must be disclosed and to public offerings for the purchase of securities issued by the National Securities and Banking Commission, may not exercise the corporate rights derived from the respective securities with voting rights and the Company will abstain from registering such shares in the registry referred under articles 128 and 129 of the General Law of Business Entities.

In addition to the foregoing, the majority of the members of the Board of Directors that were elected to such office prior to the occurrence of any circumstance that could imply a change in Control, must grant written authorization in a resolution adopted in a Board session, called expressly for such purpose in terms of these bylaws, in order to effect a change of Control in the Company.

“Control” or “Controlled” means (i) to directly or indirectly impose decisions at the general meetings of shareholders, stockholders or equivalent bodies or to appoint or remove the majority of the directors, managers or equivalent officers; (ii) to hold title to the rights that directly or indirectly allow the exercise of votes with respect to more than fifty percent of the capital stock; or (iii) to directly or indirectly direct the management, the strategy or the principal policies of the Company, whether through the ownership of securities, by contract or otherwise.

The Board of Directors will have the right to determine if any persons are acting jointly or in a coordinated manner for the purposes regulated under this article. If the Board of Directors determines the foregoing, the persons in question must be considered as a single person for the purposes of this article.

ARTICLE TEN. The Company’s subsidiaries, as such term is defined under generally accepted accounting principles in Mexico, must not, directly or indirectly, invest in the capital stock of the Company or of any other company of which the Company is a subsidiary, except if the companies in which the Company is a majority shareholder, acquire shares of the Company to comply with options or stock sale plans that may be established or that may be granted or created in favor of the employees or officers of such companies or of the Company itself, provided the number or shares acquired for such purpose does not exceed 25% (twenty five percent) of the total outstanding shares of the Company.

CHAPTER III

CANCELLATION OF THE REGISTRATION OF SHARES IN THE NATIONAL  SECURITIES REGISTRY

ARTICLE ELEVEN. When the shares of the Company are registered in the National Securities Registry, in terms of the Securities Market Law and of the general provisions issued by the National Banking and Securities Commission, in the event of cancellation of the registration of the Company’s shares in such Registry, whether at the request of the Company or by a resolution of the National Securities and Banking Commission under applicable law, the Company agrees to make a public offering for the acquisition of the total number of the shares registered prior to the cancellation. The Company must contribute to a trust for at least six months, the necessary resources to purchase at the same price of the public offering, the shares of the investors that did not attend or did not accept such offer, in case that after the public offering for purchase has been made and prior to the cancellation of the registration of the shares that represent the capital stock of the Company or of other securities issued based on such shares in the National Securities Registry, the Company has been unable to acquire 100% (one hundred percent) of the paid in capital stock.

The abovementioned public offering must be made at least at the highest price between: (i) the average of the closing of the transactions carried out during the thirty days in which the shares may have been quoted, prior to the date of the offer, or otherwise, (ii) at the accounting value of the shares pursuant to the last quarterly report submitted to the Commission and to the stock exchange prior to the offering, except if the National Securities and Banking Commission, upon resolving on the authorization of the public offering for the purchase of shares tending to the cancellation of the registration referred above, authorizes a different price. It will not be necessary to make the public offering if the consent of the total number of shareholders to effect the cancellation is evidenced. The cancellation of the registration of the shares of the Company in the National Securities Registry requires, in addition to any other requirement set forth in the Securities Market Law and any other applicable provisions: (i) the prior approval of the National Securities and Banking Commission and (ii) a resolution of the Extraordinary Shareholders’ Meeting adopted with a minimum voting quorum of 95% of the capital stock.

CHAPTER IV

CAPITAL INCREASES AND DECREASES

ARTICLE TWELVE. Except for the provisions of article Eight, Section VI of these bylaws, increases to the minimum fixed capital of the Company without right of withdrawal will be made through a resolution of the Extraordinary General Shareholders’ Meeting, having consequently to amend article Six of these bylaws. The increases to the variable portion of the capital of the Company, within the limit set forth under article Six, will be made through a resolution of the Ordinary General Shareholders’ Meeting. The minutes of meeting containing the resolutions of a capital increase must be, in all cases, officially recorded before a Notary Public or Commercial Notary Public, except with regard to increases or decreases derived from the acquisition of the Company’s own shares, referred under article 56 of the Securities Market Law, without having to amend the corporate bylaws or to register the corresponding instrument of official recordation in the Public Registry of Property and Commerce, in the case of increases to the variable capital. Upon adopting the respective resolutions, the Shareholders’ Meeting that determines the increase, or, in case of failure or delegation by the Meeting, the Board of Directors, will establish the terms and guidelines to carry out the capital increase.

Every capital increase must be effected through the issuing of shares, in such a way that the proportion of shares of each Series is maintained, except if only restricted voting shares are issued with the prior authorization from the National Securities and Banking Commission or otherwise, if only Series “L” shares are issued, with the understanding that Series “L” shares may never exceed the maximum mentioned under article Six of these bylaws.

Shares issued to represent the variable portion of the capital or the minimum fixed capital of the Company, with basis, in the latter case, on the provisions of article 53 of the Securities Market Law, and that, by a resolution of the Meeting that determines the issuing of such shares, must remain deposited in the treasury of the Company to be delivered when such shares are subscribed, may be offered for subscription and payment by the Board of Directors, or, if appropriate, by the Executive Committee of the Board, subject to the terms resolved by the Shareholders’ Meeting and the provisions of this article. At all times, the shareholders of the Company will have the preferential right referred under the following paragraph, except: (i) if the subscription offer is made pursuant to the provisions of article 53 of the Securities Market Law, (ii) if there is a merger of the Company, (iii) in the case of an issuing of shares kept in the treasury for the conversion of obligations, in terms of the provisions of article 210 Bis of the General Law of Negotiable Instruments, or otherwise, in the case of placement of the Company’s own shares acquired in accordance with the terms of article 53 of the Securities Market Law.

Capital increases may be made in any of the situations provided under article 116 of the General Law of Business Entities, by payment in cash or in kind or through the capitalization of the Company’s liabilities or any other accounts of the working capital. Since the certificates of the Company’s shares do not express the par value thereof, it will not be necessary to issue new certificates in the event of capital increases as a result of the capitalization of premiums over shares, capitalization of retained earnings or capitalization of valuation or revaluation reserves. In capital increases by payment in cash or kind or by capitalization of the Company’s liabilities, the holders of existent, paid and outstanding shares of the Company will have a preferential right to subscribe any newly issued or outstanding shares to represent the increase, in proportion to the number of shares they may hold in the respective series, or in the case of capital increases exclusively through limited voting, non-voting or preferential, or restricted voting shares, such shareholders will have the right to subscribe the newly issued or outstanding shares to represent the increase, in order to maintain the proportion of the number of shares of the Company’s capital they may hold, for a term of fifteen calendar days as of the date of publication of the corresponding notice in the Official Gazette of the Federation or in the official newspaper of the Company’s domicile, or, as of the date of the Meeting, if the total number of shares into which the Company’s capital is divided, were represented at such Meeting.

With regard to shares representative of the Company’s variable capital that, by a resolution of the Shareholders’ Meeting, are deposited in the Company’s treasury for subsequent subscription and payment thereof, the shareholders will have a preferential right to subscribe such shares once they have been offered for subscription and payment, except if when the respective capital increase was determined, such preferential right was granted to the shareholders and they did not exercise it or in the case set forth under article 53 of the Securities Market Law.

New shares may not be issued until the preceding shares have been fully paid.

In the event that any shares remain unsubscribed after expiration of the term that the shareholders have to exercise the preferential right provided under this article, the shares in question may be offered to any person for subscription and payment in the terms and conditions determined by the Meeting that resolved the capital increase, or in the terms and conditions established by the Board of Directors or the Delegates the Meeting appoints for such purpose, provided that the price at which the shares are offered to third parties may not be less than the price at which such shares were offered to the Company’s shareholders for subscription and payment.

Every capital increase must be recorded in the Capital Variations Book that the Company will keep for such purpose.

With regard to any capital increase by subscription and payment in cash or in kind, the Company will not be obligated to register the shares of any series, the related units that cover them or any other foreign securities that represent either of them, with any authorities other than the authorities of the financial system of the United Mexican States. In this sense, the Company will not be obligated to accept the subscription and payment of any shareholders if such acceptance results in any obligation for the Company in the terms that may be indicated.

ARTICLE THIRTEEN. The capital of the Company may be decreased by a resolution of the General Shareholders’ Meeting, in accordance with the rules set forth in this article and: (i) in the cases of separation referred under article 206 of the General Law of Business Entities; or, (ii) as a consequence of the purchase of the Company’s shares in terms of article 56 of the Securities Market Law. Decreases to the minimum fixed capital will require a resolution by the Extraordinary General Shareholders’ Meeting and therefore, the amendment of article Six of these bylaws, in which case the provisions under article 9 of the General Law of Business Entities must be fulfilled, unless the capital reduction is carried out exclusively to absorb losses. Reductions to the variable portion of the capital may be effected by resolution of the Ordinary General Shareholders’ Meeting, having only to officially record the corresponding minutes of meeting before a Notary Public or Commercial Notary, but without having to register the notarized instrument in the Public Registry of Property and Commerce.

Capital decreases may be carried out to absorb losses, to reimburse the shareholders for their contributions or to release them from payments not made, as well as in the cases provided under articles 206 of the General Law of Business Entities and 56 of the Securities Market Law.

Capital decreases to absorb losses or for reimbursement to shareholders will be made proportionally in the minimum fixed portion and in the variable portion of the capital, for the purpose of preserving absolute equality among the shareholders, without having to cancel stock certificates by virtue of the fact that such certificates do not express the par value thereof. However, if the General Shareholders’ Meeting so determines, in the case of a capital reduction through reimbursement to shareholders, the designation of the shares that will be voided may be carried out through a drawing before a Notary Public or Commercial Notary, including in such drawing the total number of shares of the minimum fixed capital and of the variable capital of the Company.

In no case may the capital of the Company be decreased to less than the minimum required by law and any decrease in the capital must be registered in the Capital Variations Book that the Company will keep for such purpose.

ARTICLE FOURTEEN. The Company may amortize shares with distributable profits without decreasing the capital stock. The Extraordinary General Shareholders’ Meeting that resolves the amortization, in addition to observing the applicable provisions of article 136 of the General Law of Business Entities, will observe the following special rules:

I. The Meeting may agree to amortize shares proportionally for all the shareholders, in a such a way that after such amortization, the shareholders maintain the same percentages with respect to the total capital stock they may have represented prior to the amortization, without having to cancel stock certificates since such do not express any par value and without having to designate the shares that will be amortized through a drawing, notwithstanding that the Meeting may have established a determined price.

II. If the Meeting resolves that the amortization of shares will be made through the acquisition of such shares in a stock exchange, the Meeting itself, or if appropriate, the Board of Directors or the Executive Committee of the Board, will approve the system for the withdrawal of shares, the number of shares that will be amortized and the person appointed as intermediary or broker in the stock exchange.

III. Except as provided under section II above, in case the Meeting has established a specific price for the amortization, the shares to be amortized will be selected through a drawing before a Notary Public or Commercial Notary, provided that in every case, such drawing must be carried out separately with respect to each one of the Series that integrate the capital stock, in such a way that shares from every series are amortized proportionately, in order for such shares to represent, after the amortization, the same percentage with respect to the total capital they may have represented prior to the amortization. The certificates of the amortized shares in the case referred to under this Section III will be cancelled.

In no case may shares be amortized in such a way that the number of outstanding Series “L” shares exceeds the maximum set forth under article Six of these bylaws.

ARTICLE FIFTEEN. The definitive and provisional certificates that represent shares of stock may cover one or more shares and will contain the information referred under 125 of the General Law of Business Entities and any other information required by the applicable legal provisions, the indication of the series and class of such shares as well as a transcript of the text of article Five of these bylaws. Any two principal members of the Board of Directors will sign the definitive or provisional stock certificates.

The abovementioned signatures of the members of the Board may be handwritten or printed in facsimile, provided, in the latter case, that the original of the respective signatures is deposited in the Public Registry of Property and Commerce of the Company’s domicile. All definitive stock certificates must have the progressively enumerated, nominative coupons that the Board of Directors determines adhered thereto, to cover the payment of dividends or the exercise of other rights resolved by the Meeting or the Board of Directors.

The Extraordinary General Shareholders’ Meeting may determine that some or all the shares of the Company of any series will be covered by linked units, which, without being non-amortizable ordinary ownership certificates, represent units and link only the Series “B” shares or both the Series “B” and Series “L” shares. Consequently, the capital of the Company may be represented by “BB” Linked Units, that will represent the number of Series “B” shares that the Meeting determines and by “BL” Linked Units, which will cover the number of Series “B” and Series “L” shares that the Meeting determines. The Company will only register in the stock registry the shares represented by the linked units that may be issued, if any.

If they wish, the holders of linked units may, as of the tenth year calculated from the date of liquidation of the first public offering of linked units, request the Company to unlink the shares from the linked units. Therefore, after such term elapses, the Company may deliver to the holders of the linked units that submit a written request for such purpose, the certificates of the shares that represent the linked units. Any holder of linked units that may have exercised the aforementioned right, may request the Company to link his/her/its shares again, provided it is in the same proportion as the linked units.

CHAPTER V

SHAREHOLDERS’ MEETINGS

ARTICLE SIXTEEN. General Shareholders’ Meetings will be Extraordinary or Ordinary. All other Meetings will be Special.

The following will be Extraordinary General Meetings: (i) meetings called to address any of the matters provided under article 182 of the General Law of Business Entities; (ii) meetings called to resolve on the cancellation of the registration of the Company’s shares in the National Securities Registry and in other national or foreign stock exchanges in which they may be registered, except for quotation systems or other markets that are not organized as stock exchanges; and (iii) meetings called to agree on the amendment of article Eleven of these bylaws. All other General Meetings will be Ordinary.

Special Meetings will be those held to address matters that may affect the rights of a single category of shares and will be subject to the provisions applicable to Extraordinary Meetings.

In addition, meetings held by the holders of Series “L” shares, for the purpose of electing one or two members of the Board of Directors, as applicable, in the terms provided under subsection 3. of Section II of article Seven of these bylaws will also be Special Meetings. Such Special Meetings and any other meetings held to approve the cancellation of the registration of Series “L” shares of the Company in the National Securities Registry and in other in other national or foreign stock exchanges in which they may be registered, except for quotation systems or other markets that are not organized as stock exchanges, will be governed by the provisions set forth in these bylaws and in the General Law of Business Entities for Ordinary General Meetings held on a second calling, in connection with the quorum to validly hold a meeting, to adopt resolutions and other related aspects.

ARTICLE SEVENTEEN. The Board of Directors, or its President or Secretary or the judicial authority, if applicable, must issue notices of calls of Shareholders’ Meetings. In addition, shareholders having any voting rights, including limited or restricted voting rights, that jointly or separately represent at least 10% (ten percent) of the capital of the Company, may request the President of the Board of Directors or the President of the Auditing Committee to call a General Shareholder’s Meeting, without the percentage indicated under article 184 of the General Law of Business Entities being applicable for such purpose. If the notice of meeting is not issued within fifteen days after the date of the corresponding request, a Civil or District Judge of the Company’s domicile will issue such notice at the request of the interested parties that represent the abovementioned 10% (ten percent) of the capital, who must present their stock certificates for such purpose.

Any shareholder of a single common and ordinary share and any Series “L” shareholder, in connection with the appointment of directors pursuant to subsection 3 of Section II of article Seven of these bylaws, may request the calling of an Ordinary General Shareholders’ Meeting, in terms of article 185 of the General Law of Business Entities.

ARTICLE EIGHTEEN. Calls to Shareholders’ Meetings will be made by publishing a notice of meeting in the Official Gazette of the Federation or in one of the most widely-circulated newspapers of the Company’s domicile, at least fifteen calendar days prior to the scheduled date of the Meeting. Notices of meetings will contain the date and place where such will be held, the Agenda and must be signed by the person or persons calling the Meeting. If the Board of Directors calls a Meeting, the signature of the President or the Secretary or the Substitute Secretary or the delegate that the Board of Directors appoints from among its members for such purpose will suffice. As of the moment of publication of a notice of a call to a Shareholders’ Meeting, the information and available documents relative to each one of the items on the Agenda must be at the shareholders’ disposal, immediately and without any charge. Meetings may be held without prior notice provided the total number of shares representative of the capital stock are represented at the time of voting. Meetings held to address issues on which the Series “L” do not have the right to vote, may be held without prior notice if the total number of common or ordinary shares are completely represented at the time of voting.

If all the shareholders are present at a Meeting, regardless of whether it is Ordinary, Extraordinary or Special, such Meeting may resolve by unanimous vote on any kind of matters, including those not contained in the respective Agenda.

ARTICLE NINETEEN. Only the shareholders that are registered in the Stock Registry Book of the Company will be admitted to Meetings. For all purposes, such Registry will be closed three days prior to the scheduled date of the Meeting.

To attend Meetings, the shareholders must present the corresponding admission card, which will be issued only at the shareholders’ request. Such request must be submitted at least 24 hours prior to the scheduled time of the Meeting together with the document that evidences the deposit of the corresponding stock certificates with the Secretary of the Company or with the certificate or evidence of deposit of such shares issued by an institution authorized to receive securities in deposit or by a national or foreign credit institution, or by a brokerage firm, in terms of the applicable provisions of the Securities Market Law. The shares that are deposited in order to be entitled to attend Meetings, will not be returned until after such Meetings have been held, against the delivery of the receipt covering such shares that was issued to the shareholder or his/her/its representative.

ARTICLE TWENTY. Shareholders may be represented at Meetings by the person or persons they appoint through a proxy signed before two witnesses. In addition to the above, shareholders may be represented at Meetings through representatives appointed in a power of attorney granted in the formats that the Company prepares, which must: (i) clearly indicate the name of the Company and the respective Agenda, without including under the section of general matters, the issues referred under articles 181 and 182 of the General Law of Business Entities, and (ii) provide a space for the instructions that the grantor may give for the exercise of the power of attorney.

The Company must keep at the disposal of the securities market intermediaries that evidence that they represent the Company’s shareholders, during the term set forth under article 173 of the General Law of Business Entities, the formats of the powers of attorney, in order to allow such intermediaries to deliver the formats to their principals with due time in advance.

The Secretary of the Board of Directors of the Company will have the duty to ensure that the foregoing is followed and to inform the Shareholders’ Meeting of the compliance therewith, which will be recorded in the corresponding minutes.

ARTICLE TWENTY-ONE. Minutes of Meetings will be recorded in the Book of Minutes that the Company will keep for such purpose and will be signed by the persons serving as the President of Secretary of each Meeting.

ARTICLE TWENTY-TWO. Meetings will be presided by the President of the Board of Directors and in the absence of such officer, by the Vice-President of the Board or by the person the Meeting appoints in case there are several Vice-Presidents. In the absence of such officers, Meetings will be presided by any person that the shareholders appoint by majority vote.

The Secretary of the Board of Directors will act as Secretary in Shareholders’ Meetings and in the absence of such officer, the person that the attending shareholders appoint by majority vote will serve as Secretary. The President of the Meetings will appoint two or more Inspectors of Votes among the attendees to count the shares that are present at Meetings.

Voting at all Shareholders’ Meetings will be economical, except if, at the request of any shareholder, the Meeting resolves, by majority vote of the attendees, that the computation of the votes cast shall be made through voting card.

Holders of shares having voting rights, including limited or restricted voting rights, that jointly or individually represent at least 10% (ten percent) of the shares represented at a Shareholders’ Meeting, may request on a single occasion, to defer the voting on any matter on which they do not consider themselves to be sufficiently informed for a term of three calendar days and without need of a new notice of Meeting, without the percentage established under article 199 of the General Law of Business Entities being applicable in such case.

Holders of shares having voting rights, including limited or restricted voting rights, that jointly or individually represent at least 20% (twenty percent) of the capital stock, may judicially oppose to the resolutions of the General Shareholders’ Meetings with respect to which they have voting rights, without the percentage established under article 201 of the General Law of Business Entities being applicable in such case.

Moreover, holders of shares having voting rights, including limited or restricted voting rights or holders of shares without voting rights that jointly or individually represent 5% (five percent) or more of the capital stock, may directly exercise the action of liability against the members and secretary of the Board of Directors, as well as against the relevant directors or executive officers. The exercise of such action will not be subject to the compliance with the requirements set forth under articles 161 and 163 of the General Law of Business Entities.

ARTICLE TWENTY-THREE. Ordinary General Shareholders’ Meetings will be held at least once a year, within the first four months following the closing of each fiscal year. In addition to the matters specified in the Agenda, such Meetings must: (i) discuss, approve or amend the report of the Board of Directors referred generally under article 172 of the General Law of Business Entities; (ii) decide on the application of results; (iii) appoint the members of the Board of Directors and their substitutes, if any, as well as the principal members and their substitutes, if any, of the respective committees of the Company and determine their compensation; and (iv) approve the transactions that the Company or the entities that the Company controls intend to carry out, in terms of article 47 of the Securities Market Law, in one fiscal year, when such transactions represent 20% (twenty percent) or more of the consolidated assets of the Company, based on the figures corresponding to the closing of the immediately preceding quarter, independently of the manner in which such transactions are carried out, whether simultaneously or successively, but which due to their characteristics, may be considered as a single transaction. Holders of shares having voting rights, including limited or restricted voting rights, may vote at such Meetings.

The Extraordinary General Shareholders’ Meetings will be held at any time it is necessary to address any of the matters pertaining to such Extraordinary Meetings.

The Special Series “L” Shareholders’ Meeting to appoint members of the Board of Directors, as may be appropriate, must be held at least once a year.

Special Shareholders’ Meetings of any of the categories of shares into which the capital stock is divided, will meet in the cases referred under article 195 of the General Law of Business Entities.

ARTICLE TWENTY-FOUR. Ordinary General Shareholders’ Meetings will be considered lawfully held by virtue of a first call, if at least 50% (fifty percent) of the ordinary or common shares into which the capital stock is divided are represented therein and the resolutions of such Meetings will be valid when passed by majority vote of the common or ordinary shares represented therein.

On a second call, Ordinary General Shareholders’ Meetings will be considered validly held regardless of the number of common or ordinary shares represented therein and the resolutions of such Meetings will be valid when passed by majority vote of the common or ordinary voting shares represented therein.

ARTICLE TWENTY-FIVE. The following rules will apply to Extraordinary General and Special Shareholders’ Meetings:

I. Extraordinary General Shareholders’ Meetings called to address matters on which the Series “L” shares do not have voting rights, will be considered lawfully held on a first call, if at least 75% (seventy five percent) of the common or ordinary shares into which the capital stock is divided are represented therein and their resolutions will be valid when passed by the favorable vote of the common or ordinary shares that represent at least 50% (fifty percent) of the common or ordinary shares into which the capital stock is divided. In case of a second or subsequent call, Extraordinary General Shareholders’ Meetings called to address matters over which Series “L” shares do not have voting rights, will be considered validly held if at least 50% (fifty percent) of the common or ordinary shares into which the capital stock is divided are represented therein and their resolutions will be valid if passed by the favorable vote of the common or ordinary shares that represent at least 50% (fifty percent) of the common or ordinary shares

II. Extraordinary General Shareholders’ Meetings called to address matters over which the Series “L” shares have voting rights, will be considered lawfully held by virtue of a first call, if at least 75% (seventy five percent) of the capital stock is represented therein and, in addition to the provisions set forth under Section III below, their resolutions will be valid if passed by the favorable vote of the shares representing at least 50% (fifty percent) of the capital stock. In case of a second or subsequent call, Extraordinary General Shareholders’ Meetings called to address matters over which the Series “L” shares have voting rights, will be considered validly held if at least 50% (fifty percent) of the capital stock is represented therein and their resolutions will be valid of passed by the favorable vote of the shares representing at least 50% (fifty percent) of the capital stock, subject to the provisions of Section III below.

III. The resolutions of Extraordinary Shareholders’ Meetings held by virtue of a first or subsequent call to address some of the matters over which the Series “L” shares may vote, will be considered validly adopted, if such resolutions, in addition to the requirements set forth under Section II above, are approved by the majority of the common or ordinary shares into which the capital stock is divided. In addition, to be valid, the resolutions of the Extraordinary General Meetings relative to the cancellation of the registration of the Series “L” shares of the Company in the National Securities Registry and in other national or foreign stock exchanges in which they may be registered, except for quotation systems or other markets that are not organized as stock exchanges, will require the approval of the Special Series “L” Shareholders’ Meeting.

IV. The same rules provided under Section I of this article will apply to Special Meetings, except for those indicated under Section V below, but with reference to the special category of shares in question.

V. Special Meetings held by the Series “L” shareholders, for the purposes of:

1.- Appointing one, or if applicable, two members of the Board of Directors in the terms provided under these bylaws; and,

2.- Approving the cancellation of the registration of the Series “L” shares of the Company in the National Securities Registry and in other national or foreign stock exchanges in which they may be registered, except for quotation systems or other markets that are not organized as stock exchanges;

Will be governed by the provisions set forth under these bylaws and the General Law of Business Entities, for Ordinary General Meetings held on a second call in connection with the quorum to validly hold such Meetings, to adopt resolutions and other related matters.

CHAPTER VI

MANAGEMENT OF THE COMPANY

ARTICLE TWENTY-SIX. The management of the Company will be entrusted to a Board of Directors and to a General Director. Such officers will perform the duties set forth under the Securities Market Law.

The Board of Directors will be integrated by the odd number of members that the Ordinary General Shareholders’ Meeting determines, which may never be less than 5 (five) or more than 21 (twenty one). The Meeting may appoint as many substitute members as there are principal members and if it does make such appointment, it will be entitled to determine the manner in which such substitutes will substitute the principals, provided that if the Meeting does not make such determination, any substitute may substitute any principal member, except for the substitutes appointed by Series “L” shareholders, who may only substitute the principal Board members appointed by such series.

The Ordinary Shareholders’ Meeting will appoint or elect the members of the Board of Directors by majority vote. In addition, two principal members and their respective substitutes appointed by the Series “L” shareholders, if any, will be added to the number of Board members appointed by the shareholders of common or ordinary shares.

The shareholders that represent at least 10% (ten percent) of the capital stock represented by common shares or limited or restricted voting shares, will have the right to appoint one principal Board member and one substitute, who may only substitute the principal Board member in question. Once such minority appointments have been made, the Meeting will determine the total odd number of members that will integrate the Board of Directors and will appoint the rest of the members of the Board by simple majority of votes, without computing the votes that correspond to the shareholders that may have exercised the minority right referred in this paragraph.

ARTICLE TWENTY-SEVEN. The members of the Board of Directors may or may not be shareholders, will remain in office for one year and may be reelected; appointed Board members however, may be revoked at any time. All Board members, including those appointed by the Series “L” shareholders or by the shareholders exercising any minority rights, will receive the compensation that the Ordinary General Shareholders’ Meeting determines.

Notwithstanding the above, Board members will continue performing their duties, even if the term for which they were elected has concluded, until new appointments are made and the new Board members take office.

The members of the Board of Directors, their substitutes, the members of the Executive Committee, the General Director and the managers or administrators will not have to post bond to guarantee the performance of their duties or any liability they may incur for such performance unless the Shareholders’ Meeting that appoints them imposes such obligation.

The members of the Board of Directors and the Secretary or Substitute Secretary are hereby released from the responsibility of covering any damages and losses caused to the Company or to entities that the Company controls or in which it has a significant influence, for any lack of diligence derived from the actions they carry out or from the decisions they take in the Board or from the decisions not taken when it is not possible for such corporate body to hold a lawful session, provided they do not incur in willful misconduct or bad faith or in violations or offenses under the Securities Market Law or other applicable laws. In any case, the Company will indemnify and hold harmless the members of the Board of Directors, the Secretary and the Substitute Secretary from and against any liability they may incur while lawfully performing their duties and will cover any damages that their performance may cause to the Company or to entities that the Company controls or in which it has a significant influence, except if they incur in willful misconduct or bad faith or in violations or offenses under the Securities Market Law or other applicable laws.

For the purposes of the Securities Market Law, and without prejudice that such Law does not require the insertion of the requirements set forth below in the bylaws, the following will apply with regard to the Board of Directors:

I. The Board of Directors will be integrated by a minimum of 5 (five) and a maximum of 21 (twenty one) principal members.

II. At least 25% (twenty-five percent) of the members of the Board of Directors must be independent, in accordance with the terms of article 24 of the Securities Market Law.

III. For each principal member, a substitute will be appointed, in the understanding that the substitutes of independent Board members must also be independent.

IV. The report of the auditing committee must be presented to the Shareholders’ Meeting.

ARTICLE TWENTY-SEVEN BIS. Independently of the Company’s obligation to comply with the provisions set forth under paragraph five and the subparagraphs thereof of article Twenty Seven of these bylaws, and as long as such article is in effect, any failure to comply with the provisions of such paragraph and its subparagraphs, for any reason, will neither generate nor grant any right to third parties to allege any invalidity, in connection with the legal acts, contracts, agreements, covenants or any other act or instrument that the Company executes through the Board of Directors or any other representative, agent, attorney in fact, delegate or intermediate body, nor will such be considered requirements for the validity or existence of such acts.

For the purposes of the Securities Market Law, it will not be considered that a business opportunity pertaining to the Company, to the entities it controls or to entities in which it has significant influence is utilized or taken advantage of, if a member of the Board of Directors, directly or indirectly, carries out activities pertaining to the ordinary or customary business activities of the Company or to the entities it controls or in which it has significant influence, since, if such members are elected by the Shareholders’ Meeting, it will be deemed that they have the Company’s necessary authorization for all legal purposes.

ARTICLE TWENTY-EIGHT. In the absence of an express appointment by the Meeting, the Board of Directors, in its first session immediately after the Meeting that appointed the members of such Board, must appoint a President from among its members, who must be a Mexican citizen, and if deemed convenient, one or more Vice-Presidents. The Board of Directors, in case the Meeting fails to do so, must also appoint a Secretary and a Substitute Secretary, who must not be members of the Board of Directors. The Board may also appoint other persons to hold the positions it deems convenient to achieve a better performance of its duties. Temporary or definitive absences of the principal members of the Board of Directors will be covered by the respective substitutes in the manner that the Ordinary General Shareholders’ Meeting may have determined, except for substitutes appointed by the Series “L” shareholders, who may only substitute the principal Board members appointed by such Series, indistinctively.

The President will preside Shareholders’ Meetings and the sessions of the Board of Directors and of the Executive Committee, if any. In addition, the President must execute and enforce the resolutions of the Meetings, of the Board of Directors and of the Committees, if any, without needing any special resolution. In the absence of such officer, the Meetings and sessions mentioned above will be presided by any of the Vice-presidents, if applicable, in the order in which they were elected or by any member of the Board appointed by majority vote of the attendees. In the absence of all of the abovementioned officers in any Shareholders’ Meeting, such Meeting will be presided by the person appointed therein by a simple majority of votes. The person who presides a Meeting will appoint one or more inspectors of votes to count the shares represented therein. The corporate body in question may also appoint other special delegates for such purpose, who may be persons having no relationship whatsoever with the Company. The Secretary of the Board of Directors will also serve as Secretary of Shareholders’ Meetings, and in the absence of such officer, his/her substitute will perform such duties. In the absence of both the Secretary of the Board and his/her substitute, the person proposed by the President that the Meeting appoints by simple majority vote, will serve as Secretary. This provision will also apply to sessions of the Board of Directors and of the Executive Committee, if any.

The copies or records of the minutes of Shareholders’ Meetings and of the sessions of the Board of Directors or the committees, if any, as well as the copies and records of the entries contained in the corporate books and records, and in general, of any other document of the Company’s files, may be authorized and certified by the Secretary or his/her substitute, who will have the capacity of Principal Secretary and Substitute Secretary of the Company and who will be permanent delegates for the purpose of appearing before the Notary Public or Commercial Notary they may choose to officially record the resolutions contained in the minutes of the meetings or sessions of the relevant corporate bodies, without requiring express authorization for such purpose. The Secretary will be responsible for drafting and recording in the respective books the minutes that contain the resolutions of the Meetings and of the Board of Directors’ and Executive Committee’s sessions, as well as for issuing certifications thereof and of the appointments, signatures and authorities of the Company’s officers and representatives.

ARTICLE TWENTY-NINE. If the Ordinary General Shareholders’ Meeting so determines, the Company may establish an Executive Committee as an intermediate management body, which will be integrated by the odd number of principal members and substitutes that the Ordinary General Shareholders’ Meeting appoints from among the principal members or substitutes of the Board of Directors, and which will always act as a collegiate body. The members of the Executive Committee will remain in office for one year, but must continue performing their duties until the persons appointed to substitute them take office. The members of the Executive Committee may be reelected, but they may be removed at any time however and will receive the compensation that the Ordinary General Shareholders’ Meeting determines.

The Executive Committee will meet on the dates and as often as the Committee itself determines in the first session it holds in each fiscal year, without having to call its members each time to previously scheduled sessions, in accordance with the calendar of sessions the Committee may have approved.

In addition, the Executive Committee will hold sessions when the President or any two principal members thereof so determine, subject to delivery of prior notice three days in advance to all the principal members of the Committee and the substitutes that may be required. The notice must be sent by mail, telegram, telefax, courier or any other means that guarantees the receipt of such notice at least three days prior to the scheduled date of the session. The President or Secretary of the Board of Directors of the Company, or the substitute Secretary, who will act in such capacities in the Executive Committee, may sign such notice. The Executive Committee may session at any time, without prior notice, if the total number of principal members are present. The sessions of the Executive Committee will be considered lawfully held if the majority of its members attend. The resolutions of the Executive Committee must be approved by the favorable vote of the majority of the members present at the session in question. In case of a tie, the member that presides the session will cast the tie-breaking vote.

The Executive Committee will have the powers that Ordinary General Shareholders’ Meeting determines.

The Executive Committee will not have, under any circumstance, the powers reserved under Law or these bylaws for the General Shareholders’ Meeting, the Board of Directors, the General Director or the Auditing Committee. The Executive Committee may not delegate the entirety of its powers in a single person, but may grant general and special powers of attorney when it deems convenient and appoint persons or delegates to execute its resolutions. The President and the Vice-president, if any, will have the right to execute such resolutions individually without requiring any express authorization.

The Executive Committee must provide an annual report to the Board of Directors of the activities it carries out or otherwise, when in its judgment, certain actions or situations occur that may be transcendental for the Company. Minutes of each session of Executive Committee must be drafted and will be transcribed in a special book. Such minutes will establish the attendance of the members of the Committee and the resolutions adopted and will be signed by the persons that served as President and Secretary of each session.

ARTICLE THIRTY. The Board of Directors will meet at least once every 3 (three) months, at the corporate domicile or at any other place within the Mexican Republic indicated for such purpose, on the dates that the Board itself determines, without having to call Board members to each session that may have been previously scheduled, in accordance with the calendar of sessions approved by the Board. Sessions may be called by 25% (twenty five percent) of the members of the Board of Directors, by the President of the Board or by the Vice-president, if applicable, or by the Secretary or Substitute Secretary.

In addition, the Board of Directors will meet every time that, through any reliable written means or through electronic mail, the members of the Board of Directors are called to a session at least 5 (five) calendar days in advance by the President or Vice-president, if any, or by at least 25% (twenty five percent) of the Board members or by the Secretary or Substitute Secretary or by the president of the Auditing Committee.

The Board of Directors may meet at any time, without prior notice or call, provided the total number of principal members is present.

The calls for sessions of the Board of Directors must contain the Agenda that each session will address. The sessions of the Board of Directors will be considered lawfully held if the majority of its members is present, and resolutions will be valid when adopted by majority vote of the members present at a session. In case of a tie, the President of the Board or the Vice-President, if applicable, will cast the tie-braking vote.

The sessions of the Board will be held at the Company’s domicile or at any other place previously agreed by the Board of Directors, except in cases of force majeure or Acts of God.

The persons that served as President and Secretary in a session of the Board of Directors must sign the minutes containing the resolutions of such session, which will be recorded in a special book that the Company will keep for such purpose.

ARTICLE THIRTY-ONE. In accordance with the provisions of the last paragraph of article 143 of the General Law of Business Entities, the Board of Directors and the Executive Committee may validly adopt resolutions without its members personally attending a formal session. Resolutions adopted outside a session must be approved, in every case, by the favorable vote of all the principal members of the relevant corporate body or, in the case of definitive absence or incapacity of any one of them, by the favorable vote of the substitute of such member, in accordance with the following provisions:

I. The President, by his/her own initiative or at the request of any two principal members of the Board of Directors or the Executive Committee, must inform all the principal members or, as applicable, the substitutes of the corporate body in question, verbally or in writing, through the means he/she deems convenient, of the resolutions proposed for adoption outside a session and the reasons that justify it. In addition, the President must provide to all such persons all the documentation and clarifications they may require and request in this regard. One or more members of the Board or Committee that the President determines or the Secretary or the Substitute Secretary may assist the President in making the abovementioned communications.

II. If all the principal members of the Board or Executive Committee or, as applicable, the substitutes whose votes are required, verbally express to the President or to the assisting officers, their consent to the agreements or resolutions submitted for their consideration, they must confirm such consent in writing on or before the second business day following the date on which they may have expressed such consent in the manner indicated under Section III below. The written confirmation must be sent to the President and Secretary via mail, telex, telefax, telegram or courier, or through any other means that guarantees it will be received within the next 2 (two) business days.

III. For the purposes of the provision under Section II above, the President must send in writing, to each of the members of the corporate body in question, whether directly or through his/her assistants, a formal draft of the minutes containing the resolutions or agreements proposed for adoption outside a session and any other documentation deemed necessary, for the purpose of having each of the members of the Board or the Executive Committee, as applicable, send such draft minutes back to the President and Secretary duly signed in agreement, after making any required modifications.

IV. Once the President and Secretary have received written confirmation from all the members of the corporate body in question, they will immediately proceed to record such approved minutes in the corresponding book of minutes. Such minutes will contain all the resolutions adopted and will be validated with the signature of the President and the Secretary. The date of the minutes will be the date on which the verbal or written consent of all the relevant members was obtained, even if at such time, the written confirmations had not been received, which once received, must be integrated into a file that the Company will keep for such purpose.

ARTICLE THIRTY-TWO. The General Director will be in charge of conducting, executing and procuring the businesses of the Company and of the entities it controls, subject to the strategies, policies and guidelines approved by the Board of Directors, in terms of the Securities Market Law.

The General Director, to perform his/her duties, will have the most comprehensive powers to represent the Company in acts of management and lawsuits and collections, including the special powers that require special clause under law. With regard to acts of ownership, the General Director will have such power in the terms and conditions that the Board of Directors of the Company determines.

The General Director, without prejudice of the foregoing, must:

1. Submit to the Board of Directors the business strategies of the Company and of the entities it controls for its approval, in terms of the Securities Market Law, with basis on the information that such controlled entities provide.

2. Comply with and enforce the resolutions of the Shareholders’ Meetings and the Board of Directors, pursuant to any instructions given by such Meetings or Board.

3. Propose to the committee that carries out auditing functions, the guidelines of the internal auditing and control system of the Company and the entities it controls, in terms of the Securities Market Law, as well as enforce the guidelines approved by the Company’s Board of Directors for such purpose.

4. Sign the relevant information of the Company, together with the relevant officers in charge of the preparation thereof, within the scope of his/her authority

5. Disclose and distribute the relevant information and events that must be revealed to the public, in keeping with the provisions of the Securities Market Law.

6. Comply with the provisions applicable to the execution of transactions relative to the acquisition and placement of the Company’s shares.

7. Exercise, personally or through an authorized delegate, within the scope of his/her authority or by instructions of the Board of Directors, the corrective and liability actions that may be appropriate.

8. Verify that the shareholders’ capital contributions are actually made, as applicable.

9. Comply with the applicable legal requirements and with the requirements set forth under these bylaws with respect to the dividends payable to the Shareholders.

10. Confirm that the accounting, registration, filing or information systems of the Company are maintained.

11. Prepare and submit to the Board of Directors the report referred under article 172 (one hundred and seventy two) of the General Law of Business Entities, except for the provisions of section b) thereof.

12. Establish internal mechanisms and controls to verify that the acts and transactions of the Company and of the entities it controls, have complied with the applicable laws and regulations, as well as follow up the results of such mechanisms and internal controls and take any measures that may be necessary.

13. Exercise the actions of liability pursuant to the provisions set forth under the Securities Market Law and these bylaws, against related persons or third parties that presumably may have caused damages to the Company or to the entities it controls, in terms of the Securities Market Law, or to the entities in which it may have significant influence, except if, following the opinion of the auditing committee, the Board of Directors determines that the damages caused are not relevant.

The General Director, to perform his/her duties and activities and to properly comply with his/her duties will be assisted by the relevant officers appointed for such purpose and by any employee of the Company or of the entities it controls, in terms of the Securities Market Law.

ARTICLE THIRTY-THREE. The Board of Directors will be the legal representative of the Company and will have full power to manage the businesses of the Company with a comprehensive power of attorney for lawsuits and collections, to manage assets and to exercise acts of ownership, without any limitation, i.e., with all the general powers and the special powers that require special clause under law, in terms of the first three paragraphs of article 2554 of the Civil Code of the Federal District, including the powers provided under article 2587 of such Civil Code. The Board of Directors is hereby expressly conferred the following powers, without limitation:

1. To exercise the Company’s power for lawsuits and collections, which is granted with all general powers and the special powers that require special clause under law, for which it is conferred without any limitation, in accordance with the provisions of the first paragraph of article 2554 of the Civil Code of the Federal District and the corresponding articles under the Federal Civil Code and the Civil Codes for the rest of the States of the Republic, being empowered to move for voluntary dismissal of the actions it exercises and withdraw claims, including amparo proceedings; to file criminal complaints and withdraw such complaints; to assist the Public Prosecutor and grant pardon, if allowed by law; to settle, to submit to arbitration, to make and respond to interrogatories, to recuse judges, receive payments and carry out all other actions expressly determined by law, including representing the Company before criminal, civil, administrative and labor authorities and courts;

2. To exercise the Company’s power to manage assets, in accordance with the provisions of the second paragraph of article 2554 of the Civil Code of the Federal District and the corresponding articles under the Federal Civil Code and the Civil Codes for the rest of the States of the Republic;

3. To exercise the Company’s power for acts of ownership, in accordance with the provisions of the third paragraph of article 2554 of the Civil Code of the Federal District and the corresponding articles under the Federal Civil Code and the Civil Codes for the rest of the States of the Republic;

4. To acquire and transfer stock or ownership interests of other companies;

5. To exercise the Company’s power to sign, guarantee, endorse and otherwise negotiate or transact with negotiable instruments in any way, in terms of article 9 of the General Law of Negotiable Instruments and Credit Transactions;

6. To open and close bank accounts in the Company’s name and appoint the persons that may draw against them, as well as to execute agreements with any financial intermediary or institution and make deposits or order electronic transfers of funds;

7. To appoint delegates for the execution of specific acts and to grant general and special powers of attorney on behalf of the Company, having the power to revoke all or part of the delegations it makes and the powers of attorney it grants, reserving for itself the exercise of its powers and attributions;

8. To appoint and remove the General Director, who may or may not be a shareholder or a member of the Board of Directors of the Company, and to appoint and remove members of the Board of Directors, managers, officers and attorneys in fact and to determine their duties, powers, work conditions, compensation and guarantees and particularly, to grant powers of attorney to the managers, officers, legal counselors and other persons that handle the labor relations of the Company, in order to allow such persons to appear before labor authorities, in the terms set forth under articles 11, 692, section II, 786, 876 and other related articles of the Federal Labor Law and who will be expressly empowered to appear before any labor authority, especially at hearings in the conciliation stage of labor proceedings, being authorized to execute the agreements that may result from such hearings and to make and respond to interrogatories on behalf of the Company;

9. To create internal work regulations;

10. To carry out all the actions permitted under these bylaws or that may be a consequence hereof;

11. To call Shareholders’ Meetings and execute their resolutions;

12. To appoint and remove the external auditors of the Company, considering the opinion of the Auditing Committee;

13. To establish branches and agencies of the Company at any place within the Mexican Republic or abroad;

14. To carry out and perform all the actions and transactions that pertain to it under law or that are entrusted to it under these bylaws or by resolutions of the Shareholders’ Meetings, with the limitations, if any, provided under these bylaws;

15. To annually approve the budgets of the Company, as well as to approve modifications to any budget, in accordance with the results that the Company may report, as well as to authorize extraordinary expenses. The Meeting may limit or regulate the powers set forth under this paragraph 14;

16. To present to the Shareholders’ Meeting the reports prepared by the Auditing Committee, the General Director and the External Auditor, among others;

17. To resolve on the acquisition of shares issued by the Company itself, in terms of the Securities Market Law;

18. To determine the policies of acquisition and placement of the Company’s shares, to give instructions for the purchase thereof and to designate the persons responsible for such acquisition and placement. The Board will inform the Ordinary General Shareholders’ Meeting annually of the exercise of such powers;

19. The powers provided under these bylaws for the committees that assist the Board of Directors;

20. The powers set forth under the Securities Market Law; and

21. To execute any legal acts or agreements and adopt any determinations that may be necessary or convenient to fulfill the purposes of the Company.

Neither the President of the Board of Directors nor any Board member nor the Secretary nor the Substitute Secretary, as a result of their appointment, will have authority to answer depositions or interrogatories at any trial or proceeding in which the Company is a party. Such authority will be vested exclusively in the delegates that the Board of Directors appoints for such purpose and in the Company’s attorneys in fact that have been expressly granted such authority.

CHAPTER VII

SUPERVISION OF THE COMPANY

ARTICLE THIRTY-FOUR. The Board of Directors, through the Auditing Committee and the external auditor of the Company will be in charge of supervising the manner in which the businesses of the Company are conducted, carried out and handled. The Company will not be subject to the provisions of article 91, section V of the General Law of Business Entities or of articles 164 to 171, 172, last paragraph, 173 and 176 of such Law with regard to the Statutory Examiner.

ARTICLE THIRTY FIVE.- The president of the Auditing Committee will be appointed and/or removed from office exclusively by the General Shareholders’ Meeting and may not preside the Board of Directors. The president of the Auditing Committee must be selected based on his/her experience, recognized capacity and professional prestige. Such officer must prepare an annual report of the activities that correspond to the Auditing Committee and present it to the Board of Directors. Such report will contemplate at least the following aspects: (i) With regard to the practices of the Company: (a) The observations with respect to the performance of the relevant officers. (b) The transactions with related persons during the fiscal year being reported, detailing the characteristics of the significant transactions. (c) The packages of payments or integral compensation of the general director and of the relevant officers of the Company. (d) The authorizations granted by the Board of Directors to allow a Board member, relevant officer or any person with executive authority in terms of the Securities Market Law to take advantage of business opportunities for him/herself or in favor of third parties, in the terms provided under article 28, section III, subsection f) of the Securities Market Law. (ii) In auditing matters: (a) The current state of the internal control and internal auditing system of the Company and of the entities it controls and if applicable, a description of their deficiencies and deviations, as well as of the matters that require improvement, taking into account the opinions, reports and communications of the external auditor, as well as the reports issued by independent experts who may have provided their services during the period covered by the report. (b) The mention and follow up of the preventive and corrective measures implemented, with basis on the results of the investigations relative to any non-compliance with the operation and accounting records guidelines and polices of the Company itself or of the entities it controls. (c) The evaluation of the performance of the entity that provides the external auditing services, as well as of the external auditor in charge thereof. (d) The description and assessment of the additional or supplementary services, if any, that the entity in charge of carrying out the external auditing provides, as well as those provided by independent experts. (e) The principal results of the reviews of the financial statements of the Company and of the entities it controls. (f) The description and effects of any modifications to the accounting policies approved during the period covered by the report. (g) The measures adopted as a result of the observations deemed relevant, formulated by shareholders, Board members, relevant officers, employees and in general, any third party, with respect to the accounting, internal controls and matters related with the internal or external auditing or to those derived from the claims submitted in connection situations in the management that are considered inappropriate or irregular. (h) The follow up of the resolutions of Shareholders’ Meetings and the Board of Directors.

To prepare the reports referred under this clause, as well as the opinions indicated under article 42 of the Securities Market Law, the Auditing Committee must hear the relevant officers; in case of any differences of opinions with such officers, such differences will be incorporated into the abovementioned reports and opinions.

The Auditing Committee, in addition to the activities mentioned above, will be perform the following:

1. Give opinions to the Board of Directors on the matters that pertain to the Auditing Committee, in accordance with the Securities Market Law.

2. Request the opinion of independent experts in the cases it deems convenient, for the proper performance of its duties or if required pursuant to the Securities Market Law or the applicable general provisions.

3. Call Shareholders’ Meetings and cause the items it deems pertinent to be inserted into the agendas of such Meetings.

4. Evaluate the performance of the entity that provides the external auditing services and analyze the report, opinions, statements and other information prepared and signed by the external auditor. For such purpose, the Committee may require the presence of the abovementioned auditor when it deems it convenient, without prejudice of the fact that it must meet with such auditor at least once a year.

5. Discuss the Company’s financial statements with the persons responsible for the preparation and review thereof, and with basis thereon, recommend to the Board of Directors the approval or disapproval of such financial statements.

6. Inform the Board of Directors of the current condition of the internal control and internal auditing system of the Company or of the entities it controls, including any irregularities detected.

7. Prepare the opinion referred under article 28, section IV, subsection c) of the Securities Market Law, with respect to the contents of the report presented by the General Director and submit it first to the consideration of the Board of Directors and then to Shareholders’ Meeting, with basis, among other elements, on the external auditor’s report. Such opinion must indicate, at least:

a)  If the accounting and information policies and criteria that the Company follows are adequate and sufficient, considering its particular circumstances.

b) If such policies and criteria have been consistently applied in the information presented by the General Director.

c) If as a consequence of numbers 1 and 2 above, the information presented by the General Director reasonably reflects the Company’s financial conditions and results.

8. Support the Board of Directors in the preparation of the reports referred under article 28, section IV, subsections d) and e) of the Securities Market Law, with respect to the principal accounting and information policies and criteria, as well as the report of the transactions and activities in which it may have participated in the exercise of its powers, pursuant to these bylaws and the Securities Market Law.

9. Supervise that the operations referred to under articles 28, section III and 47 of the Securities Market Law, are carried out in accordance with such legal provisions, as well as with the policies derived therefrom.

10. Request the opinion of independent experts in the cases it deems convenient, for the adequate performance of its duties or when required under the Securities Market Law and under the applicable general provisions.

11. Require the relevant directors and other employees of the Company or of the entities it controls to provide reports relative to the preparation of the financial information or any other kind of reports or information it deems appropriate to perform its duties.

12. Investigate possible violations that it may have knowledge of, relative to the operations, internal control and internal auditing system, accounting records and operation policies and guidelines, whether of the Company itself or of the entities it controls, for which it must examine the documentation, records and other evidence to the extent and degree that may be necessary to carry out such investigations.

13. Receive observations formulated by shareholders, Board members, relevant officers, employees and in general, any third party with regard to the matters referred under the preceding paragraph, as well as carry out the actions that, in its judgment, may be appropriate in connection with such observations.

14. Request periodic meetings with the relevant officers, as well as the delivery of any information related with the internal control and internal auditing system of the Company or of the entities it controls.

15. Inform the Board of Directors of any material irregularities detected as a result of the performance of its duties and, if applicable, of the corrective actions adopted, or otherwise propose the actions that should be taken.

16. Supervise that the General Director complies with and enforces the resolutions of Shareholders’ Meetings and of the Board of Directors of the Company, pursuant to any instructions that such Meeting or Board may give.

17. Supervise that internal controls and mechanisms are established in order to verify that the actions and operations of the Company and of the entities it controls follow the applicable legislation and norms and implement methodologies to verify proper compliance with the foregoing.

18. All others provided under these bylaws and the Securities Market Law.

ARTICLE THIRTY SIX.- The Company must have an external auditor, who may be invited to attend the sessions of the Board of Directors. Such external auditor will have the right to speak but not to vote at such Board sessions. When invited to Board Sessions, the external auditor must not be present during the discussion of any matters on the agenda with which such auditor may have a conflict of interest or that may jeopardize such auditor’s independence.

The Company’s external auditor must issue an opinion of the financial statements, prepared in accordance with auditing rules and standards and generally accepted accounting principles.

CHAPTER VIII

FISCAL YEAR AND FINANCIAL INFORMATION

ARTICLE THIRTY-SEVEN. The Company’s fiscal year will run from January 1st to December 31st of each year. If the Company is in liquidation, merges with another company as the merged entity or is extinguished as a result of a spin-off, its fiscal year will end anticipatorily on the date on which the liquidation process begins, the merger is effective or the Company is extinguished as a consequence of a spin-off. In the case of liquidation, it will be deemed that a fiscal period will run throughout the entire time that the Company is under liquidation.

ARTICLE THIRTY-EIGHT. Within the first three months after the closing of each fiscal year, the Board of Directors will integrate at least the following information:

I. A report on the Company’s performance during the fiscal year in question and of the policies followed by the Board of Directors, as well as of the principal current projects, if any;

II. A report that states and explains the principal information and accounting policies and criteria followed to prepare financial information;

III. A statement on the Company’s financial situation, as of the closing date of the fiscal year in question;

IV. A statement showing the Company’s results during the fiscal year in question, duly explained and classified;

V. A statement showing any changes in the financial situation during the relevant fiscal year;

VI. A statement showing the changes in the entries that integrate the Company’s assets that occurred during the relevant fiscal year; and,

VII. Any notes that may be necessary to complete and clarify the information provided in the abovementioned statements.

The report indicated hereinabove, together with the report of the Auditing Committee, must be at the disposal of the holders of common or ordinary shares, at least fifteen days prior to the date of the Ordinary General Meeting that will discuss such reports. The abovementioned shareholders will have the right to obtain a copy of such reports.

In addition, the Company will be obligated to present to the Ordinary General Shareholders’ Meeting a report on the Company’s compliance with its tax obligations during the last fiscal year, pursuant to article 86, section XX of the Income Tax Law. Such obligation will be deemed fulfilled if the report on the review of the fiscal situation provided by the relevant Public Accountant, is distributed and read. The abovementioned report may be included in the Board of Directors’ report referred under this article thirty [sic].

CHAPTER IX

PROFITS AND LOSSES

ARTICLE THIRTY-NINE. The amounts set forth below will be deducted from the net profits of each fiscal year indicated in the Financial Statements duly approved by the Ordinary General Shareholders’ Meeting, after deducting the necessary amounts to: (i) pay or make the corresponding provisions for the payment of the corresponding taxes; (ii) the mandatory separations in accordance with the applicable law; and (iii) the amortization of losses of prior fiscal years, if any:

I. 5% (five percent) of the net profits will be separated to establish, increase or replenish the reserve fund, until such reserve fund is equal to 20% (twenty percent) of the capital stock.

II. The amounts that the Meeting determines to create or increase general or special reserves will be separated for such purpose, including, if applicable, the reserve to acquire the Company’s own shares, referred under article 56 of the Securities Market Law.

III. The Meeting will decide the amount of any remainder that will be used to pay to the shareholders any dividends that may be determined, in accordance with these bylaws.

IV. Any surplus will remain at the disposal of Meeting or, if the Meeting authorizes it, of the Board of Directors. The Meeting or the Board, as applicable, may use the surplus for the purposes they deem convenient, considering the Company’s and the shareholders’ best interests.

ARTICLE FORTY. Losses, if any, will be shared by all the shareholders in proportion to the number of their shares and up to the amount of the corporate assets they represent.

CHAPTER X

DISSOLUTION AND LIQUIDATION

ARTICLE FORTY-ONE. The Company will be dissolved in any of the cases provided under article 229 of the General Law of Business Entities, with the agreement of the Extraordinary General Shareholders’ Meeting.

ARTICLE FORTY-TWO. After the Company has been dissolved, the liquidation process will begin. The Extraordinary General Shareholders’ Meeting will appoint one or more liquidators and may appoint any substitutes of such liquidators that it desires. The liquidators and their substitutes will have the powers conferred to them under law or by the Shareholders’ Meeting that appoints them.

ARTICLE FORTY-THREE. The liquidators will conduct the liquidation in accordance with any guidelines that the Meeting determines, or otherwise, in accordance with the following guidelines and the provisions of Chapter XI of the General Law of Business Entities:

I. They will conclude the businesses in the manner they deem most convenient;

II. The will collect the credits and pay the debts, selling any of the Company’s assets that may be necessary for such purpose;

III. They will formulate the final liquidation balance; and

IV. Once the final liquidation balance is approved, they will distribute the distributable liquid assets among all shareholders, equally and in proportion to the number of shares of each shareholder and the value thereof. In case of any difference among the liquidators, an Extraordinary General Shareholders’ Meeting must be called to resolve any matters in dispute.

ARTICLE FORTY-FOUR. During the liquidation, the Meeting will meet as provided under these bylaws and the liquidators will carry out the functions that would have corresponded to the Board of Directors during the normal life of the Company.

CHAPTER XI

APPLICABLE LAW AND JURISDICTION

ARTICLE FORTY-FIVE. In the event of any controversy between the Company and its shareholders or between the shareholders in connection with any matters relative to the Company, or for the interpretation and execution of these bylaws, the Company and the shareholders expressly submit to the applicable laws and to the competency and jurisdiction of the competent courts of Mexico City, and hereby waive any other forum they could be entitled to by reason of their domicile or for any other reason.